Exhibit 10.6

RIGHT OF FIRST NEGOTIATION AGREEMENT

This Right of First Negotiation Agreement (this “Agreement”), dated October 2, 2012, is made by and among Tengion, Inc., a Delaware corporation, with a principal address at 3929 Westpoint Boulevard, Suite G, Winston-Salem, NC 27103 (“Tengion”) and Celgene Corporation, a Delaware corporation with a principal address at 86 Morris Avenue, Summit, New Jersey 07901 (“Celgene” and, together with Tengion, the “Parties”).

WHEREAS, on even date herewith, Celgene has, alongside certain other purchasers, entered into that certain Securities Purchase Agreement (the “SPA”) by and among Tengion and the purchasers party thereto (the “Purchasers”) and certain other related agreements (collectively, the “Transaction Documents”).

WHEREAS, pursuant to the terms of the Transaction Documents, Celgene has agreed to purchase $5,002,283.10 of Senior Secured Convertible Notes (the “Notes”), which Notes include the exchange of the principal and interest of that certain Demand Note, dated September 7, 2012, and is also receiving subject to the terms of the Transaction Documents and this Agreement, certain warrants to purchase  10,228,310 shares of common stock of Tengion (“Common Stock”).

WHEREAS, the transactions contemplated by the Transaction Documents are expected to close on or about October 2, 2012 (the actual date of such closing hereinafter referred to as the “Effective Date”).

WHEREAS, in consideration of Celgene’s investment and in exchange for receiving warrants to purchase substantially fewer shares of Common Stock than other Purchasers, Tengion is willing to grant Celgene certain rights with respect to its Neo-Urinary Conduit development program.

NOW, THEREFORE, intending to be legally bound hereby, the Parties hereby agree as follows:

1. Right of First Negotiation.  At any time beginning on the Effective Date, Celgene will have the right of first negotiation (“ROFN”) with respect to any license, sale, assignment, transfer or other disposition (“Transfer”) by Tengion of any material portion of intellectual property (including patents, know-how, trade secrets, trademarks, service marks, and any data in any format) (“IP”) or other assets related to Tengion's Neo-Urinary Conduit program (an “NUC Transaction”), provided, however, that an NUC Transaction shall not include: (i) the Transfer of (a) IP exclusively related to Tengion development programs other than the Neo-Urinary Conduit and (b) any IP, which may be broadly applicable or useful to multiple product candidates or fields of use (inclusive of Neo-Urinary Conduit), provided, that (A) the transferee party to such Transfer would not compete as a result of such Transfer with  the Neo-Urinary Conduit, and such Transfer would not otherwise materially diminish the value of the Neo-Urinary Conduit, and (B) Celgene receives a worldwide, fully paid-up, royalty-free, sublicensable, exclusive  license (as to the Neo-Urinary Conduit "field of use") to such IP to the extent that such

IP relates to Neo-Urinary Conduit; or (ii) a Change in Control Transaction.  Accordingly, before entering into an NUC Transaction with any third party, Tengion shall notify Celgene in writing that it may pursue such a potential NUC Transaction and Celgene shall have fifteen (15) days from the receipt of such notice (“Notice of Interest Period”) to provide Tengion written notice (“Notice of Interest”) that it desires to enter into good faith negotiations with Tengion regarding an NUC Transaction. If Celgene gives a timely Notice of Interest, then the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms of an NUC Transaction for a period of sixty (60) days (“Negotiation Period”).  If Celgene (a) gives notice that it does not wish to pursue an NUC Transaction, (b) fails to give a timely Notice of Interest, or (c) gives a timely Notice of Interest but the Parties fail to reach agreement on the terms of an NUC Transaction or to execute a definitive agreement with respect to an NUC Transaction prior to the expiration of the Negotiation Period, then the ROFN shall expire (the “ROFN Expiration”) and Tengion shall be free, without any further obligation to Celgene under this Agreement with respect thereto, to enter into an NUC Transaction with any third party; provided, that,  if (A) such third party transaction is, when taken as a whole, materially less favorable to Tengion and its stockholders than the terms last offered to Tengion by Celgene, or (B) the amount of the upfront cash payment provided for in such third party transaction is less than or equal to the amount of the upfront cash payment last offered by Celgene, then Tengion will provide written notice describing and offering Celgene such NUC Transaction for a period of fifteen (15) days (after Celgene’s receipt of such notice) before entering such NUC Transaction with a third party.  If Celgene elects to pursue such NUC Transaction, it shall deliver written notice to Tengion within such fifteen (15) day period, and the Parties will proceed to negotiate and finalize definitive agreements.  For avoidance of doubt, (a) the rights and obligations described in this Section 1 shall apply to any notice of Tengion’s intent to pursue an NUC Transaction delivered on and after the Effective Date, notwithstanding the fact that the fifteen (15) day and sixty (60) day periods described herein may exceed the same, and (b) preliminary discussions that precede a formal offer or term sheet shall not be restricted by this Section 1.  Notwithstanding anything to the contrary, the Parties agree that the ROFN shall automatically be reinstated if Tengion does not enter into a definitive agreement for an NUC Transaction with a third party within six (6) months after the then most-recent ROFN Expiration.

For purposes of this Agreement, a Change in Control Transaction shall mean: (1) the sale of all or substantially all of the assets of Tengion to an unrelated person or entity, (2) a merger, reorganization, consolidation or similar transaction pursuant to which the holders of Tengion’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (3) the sale of all of the stock of Tengion to an unrelated person or entity.

2. Termination of ROFN.  Upon the consummation of a Change in Control Transaction, this Agreement and the ROFN contained herein shall terminate in all respects and be of no further force and effect.

3. Reduction in Warrants.  As set forth in the recitals above, Celgene hereby agrees to receive under the Transaction Documents, warrants to purchase  10,228,310 shares of Common Stock, such warrants representing a fifty percent (50%) reduction in the number of warrant shares being delivered to other Investors.

4. Representations and Warranties.  The representations and warranties of Tengion set forth in Section 3 of the SPA are incorporated herein by reference.  For the purpose of this Section 4, the term “Transaction Documents” as used in the SPA shall be deemed to include this Agreement.

5. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business bay following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103
Attention:  President and Chief Executive Officer
Facsimile:  (336) 722-2436

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103
Attention:  Joseph La Barge
Facsimile:  215-864-8999

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07091
Attention: George Golumbeski
Facsimile: (908) 673-2769

with a copy (which shall not constitute notice) to:

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07091
Attention: Chief Counsel
Facsimile: (908) 673-2771

6. Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

7. Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

8. No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

9. Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENGION, INC.

By:     /s/ A. Brian Davis
Name:  A. Brian Davis
Title:   CFO and VP Finance

CELGENE CORPORATION

By:        /s/ George Golumbeski
Name:   George Golumbeski
Title:      Senior VP Business Development